EXHIBIT 99
Release:                 On receipt, Jul. 25, 2019
Media Contact:        Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:        John Egan, 515-235-9500, egan.john@principal.com

Principal Announces Second Quarter 2019 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Second quarter 2019 net income attributable to Principal Financial Group, Inc. (PFG) of $386.3 million, or $1.37 per diluted share
• Second quarter 2019 non-GAAP operating earnings[1] of $427.1 million, or $1.52 per diluted share
• Record Assets under management (AUM) of $696.2 billion
• Company declares third quarter 2019 common stock dividend of $0.55 per share; a 4% increase over third quarter 2018

(Des Moines, Iowa) - Principal Financial Group® (Nasdaq: PFG) today announced results for second quarter 2019.

•
Net income attributable to PFG for second quarter 2019 of $386.3 million, compared to $456.6 million for second quarter 2018. Net income per diluted share of $1.37 for second quarter 2019 compared to $1.58 in the prior year quarter. Second quarter 2018 net income benefited from a $99.5 million after-tax gain related to a sale of an equity method investment.

•
Non-GAAP operating earnings for second quarter 2019 of $427.1 million, compared to $391.4 million for second quarter 2018. Non-GAAP operating earnings per diluted share of $1.52 for second quarter 2019 compared to $1.35 for second quarter 2018.

•
Quarterly common stock dividend of $0.55 per share for third quarter 2019 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.17 per share, a 6 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Sept. 27, 2019, to shareholders of record as of Sept. 5, 2019.

“I’m pleased with our results for the quarter and first six months of the year,” said Dan Houston, chairman, president and CEO of Principal. “We delivered $427 million of non-GAAP operating earnings in the second quarter, an increase of 9 percent compared to the prior year quarter, despite ongoing revenue pressures and meaningful investments for long-term growth.  Compared to year-end 2018, we’ve increased assets under management by nearly $70 billion, or 11 percent.”
“We continue to create long-term shareholder value through our balanced approach to capital deployment,” added Houston. “In the first half of the year, we returned $430 million to shareholders through common stock dividends and share repurchases. Additionally, during the second quarter we committed $1.2 billion to acquire the Wells Fargo Institutional Retirement & Trust business.  The acquisition, which closed on July 1st, enables us to further capitalize on one of the largest opportunities in financial services - the U.S. retirement savings and retirement income markets.  It essentially doubles the size of our U.S. retirement business, but more importantly, it improves our ability to serve customers, reinforces our commitment to the retirement industry, and enables us to create new value in the marketplace by combining the strengths of both business models a teams.”
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1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

Other second quarter highlights

•
Morningstar investment performance[2] improved from first quarter 2019, with 57 percent of Principal’s investment options above median on a one-year basis, 68 percent on a three-year basis and 83 percent on a five-year basis. 88 percent of fund level AUM had a 4 or 5 star rating.

•
We continue to execute on our accelerated investment in digital business strategies as we intensify our focus on the customer experience, direct to consumer offerings and our use of data science in investment research. As expected, some benefits are beginning to emerge.

•
Retirement and Income Solutions (RIS) - Fee sales were $4.1 billion and net cash flow was $1.4 billion, reflecting a 7 percent increase in recurring deposits from the prior year quarter. Coupled with strong asset appreciation, end of period account values increased nearly $20.0 billion, or 9 percent compared to a year ago, to $249.1 billion.

•	RIS-Spread account values were $47.7 billion, a 12 percent increase over the prior year quarter. Second quarter sales were $2.0 billion including $0.9 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) pre-tax return on operating revenues less pass-through commissions[3] was 36.2 percent.

•	Principal International (PI) generated net cash flow of $0.6 billion, marking its 43rd consecutive quarter of positive net cash flow.

•	Specialty Benefits premium and fees[4] increased 8 percent compared to the year ago quarter driven by strong retention and sales.

•	Individual Life sales increased 12 percent over the year ago quarter with 58 percent of sales from the business market.

•	Continued strong capital position as we committed and deployed $1.4 billion of capital in second quarter 2019, including:

◦	$1.2 billion to acquire the Wells Fargo Institutional Retirement & Trust business and

◦	$150.4 million of common stock dividends with the $0.54 per share common dividend paid in the second quarter.

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2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.
3 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.
4 Premium and fees = premiums and other considerations plus fees and other revenues.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings[5]	$132.8	$130.7	2%	$495.8	$487.8	2%
Net revenue[6]	$392.1	$395.4	(1)%	$1,549.1	$1,562.9	(1)%
Pre-tax return on net revenue[7]	33.9%	33.1%		32.0%	31.2%

•	Pre-tax operating earnings increased $2.1 million primarily due to lower amortization of deferred acquisition costs (DAC), partially offset by a decline in net revenue.

•	Net revenue decreased $3.3 million as growth in the business was more than offset by lower fees due to competitive pressures and the shift of commissions to fee-based compensation arrangements.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings	$123.4	$96.9	27%	$451.7	$417.3	8%
Net revenue	$177.5	$136.5	30%	$645.7	$558.5	16%
Pre-tax return on net revenue	69.5%	71.0%		70.0%	74.7%

•	Pre-tax operating earnings increased $26.5 million primarily due to higher variable investment income and growth in the business.

•	Net revenue increased $41.0 million primarily due to higher variable investment income and growth in the business.

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5 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
6 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
7 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings	$115.6	$129.2	(11)%	$535.5	$502.4	7%
Operating revenues less pass-through commissions[8]	$323.6	$337.7	(4)%	$1,535.3	$1,325.8	16%
Pre-tax return on operating revenues less pass-through commissions	36.2%	38.7%		35.2%	38.3%
Total PGI assets under management (billions)	$431.8	$429.8	0%
PGI sourced assets under management (billions)	$208.0	$217.6	(4)%

•	Pre-tax operating earnings decreased $13.6 million as a result of continued investments in the business and lower operating revenues less pass-through commissions.

•	Operating revenues less pass-through commissions decreased $14.1 million primarily due to lower performance fees and mix of business.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings	$93.2	$86.3	8%	$299.1	$337.2	(11)%
Combined[9] net revenue (at PFG share)	$244.4	$246.8	(1)%	$949.5	$960.8	(1)%
Pre-tax return on combined net revenue (at PFG share)	38.1%	35.0%		31.5%	35.1%
Assets under management (billions)	$168.0	$156.3	7%

•
Pre-tax operating earnings increased $6.9 million due to growth in the business and favorable encaje performance partially offset by foreign currency translation headwinds and unfavorable inflation in Latin America.

•	Combined net revenue (at PFG share) decreased $2.4 million as foreign currency translation headwinds and unfavorable inflation more than offset favorable encaje performance in Latin America.

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8 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
9 Combined net revenue: net revenue for all PI companies at 100 percent less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings	$93.2	$63.4	47%	$310.0	$275.9	12%
Premium and fees	$580.1	$536.7	8%	$2,251.5	$2,096.9	7%
Pre-tax return on premium and fees[10]	16.1%	11.8%		13.8%	13.2%
Incurred loss ratio	60.1%	62.8%		61.4%	61.9%

•	Pre-tax operating earnings increased $29.8 million primarily due to favorable claims experience, higher variable investment income and growth in the business.

•	Premium and fees increased $43.4 million reflecting strong retention, sales, and in-group growth.

•	Incurred loss ratio was at the low end of our expected range, driven by very favorable group life claims experience.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating earnings	$53.1	$49.9	6%	$185.7	$159.7	16%
Premium and fees	$282.6	$268.0	5%	$1,117.9	$1,095.7	2%
Pre-tax return on premium and fees	18.8%	18.6%		16.6%	14.6%

•	Pre-tax operating earnings increased $3.2 million primarily due to higher variable investment income.

•	Premium and fees increased $14.6 million due to growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q19	2Q18	% Change	2Q19	2Q18	% Change
Pre-tax operating losses	$(98.1)	$(70.7)	(39)%	$(313.6)	$(291.7)	(8)%

•
Pre-tax operating losses increased $27.4 million primarily due to higher operating expenses, including transaction expenses associated with the Wells Fargo Institutional Retirement & Trust acquisition.

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10 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income available to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2018, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.

Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call
On Friday, Jul. 26, 2019, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 1967548.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 1967548. This replay will be available approximately two hours after the completion of the live earnings call through the end of day August 2, 2019.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®11
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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11 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/19	6/30/18	6/30/19	6/30/18
Net income attributable to PFG	$ 386.3	$ 456.6	$ 1,509.0	$ 2,505.7
Net realized capital (gains) losses, as adjusted	40.8	(65.2)	115.7	(456.5)
Other after-tax adjustments	0.0	0.0	0.0	(524.5)
Non-GAAP Operating Earnings*	$ 427.1	$ 391.4	$ 1,624.7	$ 1,524.7
Income taxes	86.1	94.3	339.5	363.9
Non-GAAP Pre-Tax Operating Earnings	$ 513.2	$ 485.7	$ 1,964.2	$ 1,888.6

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$ 256.2	$ 227.6	$ 947.5	$ 905.1
Principal Global Investors	115.6	129.2	535.5	502.4
Principal International	93.2	86.3	299.1	337.2
U.S. Insurance Solutions	146.3	113.3	495.7	435.6
Corporate	(98.1)	(70.7)	(313.6)	(291.7)
Total Segment Pre-Tax Operating Earnings	$ 513.2	$ 485.7	$ 1,964.2	$ 1,888.6

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	6/30/19	6/30/18	6/30/19	6/30/18
Net income	$ 1.37	$ 1.58	$ 2.90	$ 2.93
Net realized capital (gains) losses, as adjusted	0.15	(0.23)	0.04	(0.18)
Non-GAAP Operating Earnings	$ 1.52	$ 1.35	$ 2.94	$ 2.75
Weighted-average diluted common shares outstanding (in millions)	281.2	289.2	281.2	291.1

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings
Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

Period Ended,
	6/30/19	12/31/18
Total assets (in billions)	$ 267.9	$ 243.0
Stockholders’ equity (in millions)	$ 14,102.0	$ 11,456.0
Total common equity (in millions)	$ 14,034.7	$ 11,390.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$ 12,188.2	$ 11,695.6
End of period common shares outstanding (in millions)	278.6	279.5
Book value per common share	$ 50.38	$ 40.75
Book value per common share excluding AOCI other than foreign currency translation adjustment	$ 43.75	$ 41.84

Principal Financial Group, Inc.
Reconciliation of U.S. GAAP to Non-GAAP Financial Measures
(in millions, except as indicated)

	Period Ended,
	6/30/19	12/31/18
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$ 14,102.0	$ 11,456.0
Noncontrolling interest	(67.3)	(66.0)
Stockholders’ equity available to common stockholders	14,034.7	11,390.0
Net unrealized capital (gains) losses	(2,290.7)	(207.3)
Net unrecognized postretirement benefit obligation	444.2	512.9
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$ 12,188.2	$ 11,695.6

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$ 50.38	$ 40.75
Net unrealized capital (gains) losses	(8.22)	(0.74)
Net unrecognized postretirement benefit obligation	1.59	1.83
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$ 43.75	$ 41.84

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/19	6/30/18	6/30/19	6/30/18
Income Taxes:
Total GAAP income taxes (benefits)	$ 58.2	$ 55.9	$ 252.4	$ (73.1)
Net realized capital gains (losses) tax adjustments	11.5	16.6	38.3	(239.4)
Tax benefit related to other after-tax adjustments	-	-	-	594.5
Income taxes related to equity method investments and noncontrolling interest	16.4	21.8	48.8	81.9
Income taxes	$ 86.1	$ 94.3	$ 339.5	$ 363.9

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$ (4.0)	$ 67.4	$ (37.2)	$ 679.0

Recognition of front-end fee revenues	4.2	(0.8)	10.1	(2.4)
Market value adjustments to fee revenues	-	0.1	-	-
Net realized capital gains (losses) related to equity method investments	1.2	(4.2)	(0.6)	(3.7)
Derivative and hedging-related revenue adjustments	(21.4)	(14.9)	(65.1)	(57.6)
Sponsored investment fund adjustments	6.8	3.0	22.6	8.5
Amortization of deferred acquisition costs	(16.3)	(0.1)	(47.5)	30.4
Capital gains distributed - operating expenses	(2.9)	(4.0)	11.5	(18.1)
Amortization of other actuarial balances	(12.8)	1.3	(31.8)	13.3
Market value adjustments of embedded derivatives	8.9	5.1	26.9	52.5
Capital gains distributed - cost of interest credited	(12.3)	(4.3)	(23.3)	(6.5)
Net realized capital gains (losses) tax adjustments	11.5	16.6	38.3	(239.4)
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(3.7)	-	(19.6)	0.5
Total net realized capital gains (losses) after-tax adjustments	(36.8)	(2.2)	(78.5)	(222.5)

Net realized capital gains (losses), as adjusted	$ (40.8)	$ 65.2	$ (115.7)	$ 456.5

Other After-Tax Adjustments:
Contribution to PFG Foundation:
Pre-tax	-	-	-	$ (70.0)
Tax	-	-	-	26.2
Tax Cuts and Jobs Act:
Pre-tax	-	-	-	-
Tax	-	-	-	568.3
Total other after-tax adjustments	-	-	-	$ 524.5

Principal Financial Group, Inc.
Reconciliation of U.S. GAAP to Non-GAAP Financial Measures
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	6/30/19	6/30/18	6/30/19	6/30/18
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$ 359.5	$ 379.6	$ 1,686.7	$ 1,491.1
Commission expense	(35.9)	(41.9)	(151.4)	(165.3)
Operating revenues less pass-through commissions	$ 323.6	$ 337.7	$ 1,535.3	$ 1,325.8

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$ 93.2	$ 86.3	$ 299.1	$ 337.2
Combined operating expenses other than pass-through commissions (at PFG share)	151.2	160.5	650.4	623.6
Combined net revenue (at PFG share)	$ 244.4	$ 246.8	$ 949.5	$ 960.8